Exhibit 99.28(g)(xvii)

Updated SCHEDULE A to GCSA

Old Westbury Small & Mid Cap Fund

Old Westbury Strategic Opportunities Fund

Old Westbury Funds Inc.

By:	/s/ David W. Rossmiller
Name: David W. Rossmiller
Title: President

Citibank, N.A.

By:	/s/ Steven P. Wager
Name: Steven P. Wager
Title: Vice President

Amended July 22, 2015